CHEMICAL LEAMAN CORPORATION



                                  $100,000,000

                          10-3/8% Senior Notes due 2005



                               PURCHASE AGREEMENT



Dated as of June 10, 1997





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                                  $100,000,000

                           CHEMICAL LEAMAN CORPORATION
                          (a Pennsylvania corporation)

                          10-3/8% Senior Notes due 2005


                               PURCHASE AGREEMENT


                                                                   June 10, 1997

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Schroder Wertheim & Co. Incorporated
  as Representatives of the several
  Initial Purchasers
c/o Merrill Lynch & Co.
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
    North Tower
    World Financial Center
    New York, New York  10281-1209

Ladies and Gentlemen:

                  Chemical Leaman Corporation, a Pennsylvania corporation (the "Company"), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and each of the other Initial Purchasers named in Schedule A hereto (collectively, the "Initial Purchasers," which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch and Schroder Wertheim & Co. Incorporated are acting as representatives (in such capacity, the "Representatives"), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of $100,000,000 aggregate principal amount of the Company's 10-3/8% Senior Notes due 2005 (the "Securities"). The Securities are to be issued pursuant to an indenture dated as of June 16, 1997 (the "Indenture") between the Company and First Union National Bank, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant


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to a letter agreement, to be dated as of the Closing Time (as defined in Section
2(b) hereof) (the "DTC Agreement"), among the Company, the Trustee and DTC.

                  The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after the date of this Agreement. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A"), Rule 144 ("Rule 144") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")).

                  The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated May 29, 1997 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated June 10, 1997 (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

                  The holders of Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a registration rights agreement, to be dated as of June 16, 1997 (the "Registration Rights Agreement"), between the Company and the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company will agree to file with the Commission under the circumstances set forth therein (i) a registration statement under the 1933 Act registering the Exchange Securities (as defined in the Registration Rights Agreement) to be offered in exchange for


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the Securities and to use its best efforts to cause such registration statement to be declared effective and/or (ii) a shelf registration statement pursuant to Rule 415 under the 1933 Act relating to the resale of the Securities by holders thereof or, if applicable, relating to the resale of Private Exchange Securities (as defined in the Registration Rights Agreement) by the Initial Purchasers and to use its best efforts to cause such shelf registration statement to be declared effective.

                  This Agreement, the Indenture, the Securities, the Exchange Securities, the Private Exchange Securities and the Registration Rights Agreement are sometimes referred to herein collectively as the "Operative Documents."

                  All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum.

                  Capitalized terms used herein and not defined herein shall have the meanings ascribed in the Indenture.

                  SECTION 1.  Representations and Warranties.

                  (a) The Company represents and warrants to each Initial Purchaser as of the date hereof and as of the Closing Time, and agrees with each Initial Purchaser as follows:

                     (i) Neither the Company nor any of its affiliates (as defined in Rule 501(b) under the 1933 Act) ("Affiliates") has, directly or indirectly, solicited any offer to buy or offered to sell, and will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the 1933 Act.

                    (ii) The Preliminary Offering Memorandum as of its date did not, and the Final Offering Memorandum as of the date hereof does not, and at the Closing Time the Final Offering Memorandum will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the

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         circumstances under which they were made, not misleading; provided, however, that this representation, warranty and agreement shall not apply to statements in or omissions from the Preliminary Offering Memorandum or the Final Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Merrill Lynch expressly for use therein.

                   (iii) The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

                    (iv) The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected consolidated financial data and the summary consolidated financial data included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum. The statistical information and other market-related data included in the Offering Memorandum presents fairly, in all material respects, the information shown thereby and is derived from sources which the Company believes is accurate in all material respects.

                     (v) Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein,
         (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and the Subsidiaries (as defined in Section 1(a)(vii)) considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Change"), (B) there have been no transactions entered into by the Company or any of

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         the Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and the Subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

                    (vi) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Operative Documents; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and the Subsidiaries considered as one enterprise (a "Material Adverse Effect").

                   (vii) The entities listed on Schedule C hereto are the only subsidiaries, direct and indirect, of the Company (collectively, the "Subsidiaries"). Each Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a Material Adverse Effect; except as otherwise disclosed in the Offering Memorandum, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the

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         outstanding shares of capital stock of the Subsidiaries was issued in violation of any preemptive or similar rights arising by operation of law, or under the charter or by-laws of any Subsidiary or under any agreement to which the Company or any Subsidiary is a party.

                  (viii) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization"; all of the issued and outstanding shares of the capital stock of the Company has been duly authorized and validly issued, is fully paid and non-assessable; none of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights or similar rights arising by operation of law or under the charter or by-laws of the Company or under any agreement to which the Company is a party.

                    (ix) This Agreement has been duly authorized, executed and delivered by the Company.

                     (x) The Indenture has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                    (xi) The Registration Rights Agreement has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) as the enforcement of rights to indemnification and contribution thereunder may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations.

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                   (xii) The Securities have been duly authorized by the Company and, at the Closing Time, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

                  (xiii) The Exchange Securities and the Private Exchange Securities have been duly authorized by the Company and, when executed by the Company and authenticated in the manner provided for in the Indenture and delivered in exchange for the Securities in accordance with the terms of the Registration Rights Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

                   (xiv) The New Revolving Credit Facility has been duly authorized by the Company and, at the Closing Time, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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                    (xv) The Securities, the Exchange Securities, the
         Registration Rights Agreement and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

                   (xvi) Neither the Company nor any of the Subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of the Subsidiaries is subject (collectively, the "Agreements and Instruments"), except for such defaults that would not have, individually or in the aggregate, a Material Adverse Effect; and the execution, delivery and performance of each of the Operative Documents and the New Revolving Credit Facility and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds" and the issuance and delivery of the Exchange Securities and the Private Exchange Securities, if any) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or a Repayment Event (as defined below) under, or a violation of or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments, the charter or by-laws of the Company or any of the Subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective assets or properties. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or

                                      -8-

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         other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

                  (xvii) (A) No labor dispute with the employees of the Company or any of the Subsidiaries exists or, to the knowledge of the Company, is imminent, and (B) the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of the Subsidiaries' principal suppliers, manufacturers, customers or contractors, which, in the case of either (A) or (B), would have a Material Adverse Effect.

                 (xviii) Except as disclosed in the Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Subsidiaries or any of their respective properties or assets which would have, individually or in the aggregate, a Material Adverse Effect, or which would materially and adversely affect the properties or assets of the Company or any of the Subsidiaries or the performance by the Company of its obligations under the Operative Documents and the New Revolving Credit Facility. The aggregate of all pending legal or governmental proceedings to which the Company or any of the Subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, would not have, individually or in the aggregate, a Material Adverse Effect.

                   (xix) The Company and the Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the

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         Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy would have, individually or in the aggregate, a Material Adverse Effect.

                    (xx) Subject to the assumptions set forth in Section 1(a)(xxxi) below, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required in connection with the offering, issuance or sale of the Securities, the Exchange Securities or the Private Exchange Securities, the performance by the Company of its obligations under the Operative Documents or the consummation of the transactions contemplated thereby, except as may be required (A) in connection with the registration of the Exchange Securities or the Private Exchange Securities under the 1933 Act or the qualification of the Indenture under the 1939 Act (as defined in paragraph (xxxi) below) pursuant to the Registration Rights Agreement or (B) pursuant to state securities or "blue sky" laws.

                   (xxi) The Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (including, without limitation, the U.S. Department of Transportation ("DOT"), the Federal Highway Administration, the Surface Transportation Board and any applicable state highway and transportation agencies), that are necessary to conduct the business now operated by them; the Company and the Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect; neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, if the subject of an unfavorable decision, ruling or finding, would have, individually or in the aggregate, a Material Adverse Effect.


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                  (xxii) Neither the Company nor any of the Subsidiaries is in violation of any law, ordinance, administrative or governmental rule or regulation or court decree applicable to it or any of its properties or assets, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                 (xxiii) The Company and the Subsidiaries have good and marketable title to all real and other property owned by the Company and the Subsidiaries, in each case, after giving effect to the transactions contemplated herein, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as (a) are described in the Offering Memorandum or (b) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made (including the sale thereof) of such property by the Company or any of the Subsidiaries; and all of the leases and subleases material to the business of the Company and the Subsidiaries, considered as one enterprise, and under which the Company or any of the Subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of the Subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of the Subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (xxiv) The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns that are required to be filed or have duly requested extensions thereof and have paid all taxes required to be paid by any of them and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; and adequate charges, accruals and reserves have been provided for in the financial statements included in the Offering Memorandum in respect of all federal, state, local and foreign taxes for all periods as to which the tax liability of the Company or any of the Subsidiaries has not

                                      -11-


         been finally determined or remains open to examination by applicable taxing authorities.

                   (xxv) Other than as disclosed in the Offering Memorandum, none of the Company nor any of the Subsidiaries has any profit sharing, deferred compensation, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities or to share in the profits of the Company or any of the Subsidiaries, which would be required to be disclosed in a registration statement on Form S-1 under the 1933 Act.

                  (xxvi) Except as described in the Offering Memorandum and except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of the Subsidiaries is in violation of, or has received any notice that it is subject to liability under, any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, decree, judgment or injunction, relating to pollution or protection of human health or the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, land surface or subsurface strata and natural resources), including, without limitation, those relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances or constituents, petroleum or petroleum products or any other substances or materials subject to regulation under Environmental Laws (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and the Subsidiaries have, or have filed timely application for, all permits, licenses, authorizations and approvals required under any applicable Environmental Laws, all of which are in full force and effect, and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or liability, investigation or proceedings pursuant to any Environmental Law against the Company or any of the Subsidiaries, or to the knowledge of the Company, any of their respective predecessors-in-interest for which the Company or any of the

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         Subsidiaries is liable and (D) there are no past or present events, conditions or circumstances which would reasonably be expected to form the basis of an order to conduct response or corrective action, or an action, suit or proceeding by any private party or governmental agency, against or affecting, or requiring capital or operating expenditures by, the Company or any of the Subsidiaries pursuant to any Environmental Laws.

                 (xxvii) Except as described in the Offering Memorandum, neither the Company nor any of the Subsidiaries has incurred any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company or the Subsidiaries makes or ever has made a contribution and in which any employee of the Company or any such Subsidiary is or has ever been a participant, which in the aggregate would have a Material Adverse Effect. With respect to such plans, each of the Company and the Subsidiaries is in compliance in all respects with all applicable provisions of ERISA, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

                (xxviii) The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum, will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "1940 Act").

                  (xxix) The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under
         Section 6 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or quoted in a U.S. automated interdealer quotation system.

                   (xxx) None of the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to which the Company makes no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act or has offered or


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


         will offer the Securities in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act.

                  (xxxi) Assuming that the representations and warranties of the Initial Purchasers contained in Section 2(c) are true, correct and complete, and assuming compliance by the Initial Purchasers with their covenants in Section 6, and assuming that the representations and warranties contained in the Transferee Letters of Representation substantially in the form of Annex A to the Offering Memorandum (the "Transferee Letters") completed by Institutional Accredited Investors (as defined in Section 6(a)(i)) purchasing Securities from the Initial Purchasers are true and correct as of the Closing Time, and assuming compliance by such Institutional Accredited Investors with the agreements in the Transferee Letters, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act").

                 (xxxii) With respect to those Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

                 (xxxiii) Neither the consummation of the transactions contemplated hereby nor the sale, issuance, execution or delivery of the Securities, nor the application of the proceeds therefrom (if applied as described in the Offering Memorandum under the caption "Use of Proceeds"), will violate Regulation G (12 C.F.R. Part 207), T (12 C.F.R. Part 220), U (12 C.F.R. Part 221) or X (12 C.F.R. Part 224) of
         the Board of Governors of the Federal Reserve System.

                 (xxxiv) Neither the Company nor any of the Subsidiaries nor any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or which might reasonably be expected to cause or result, under the 1934 Act, in, or which has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities, the Exchange Securities or the Private Exchange Securities.

                  (b) Any certificate signed by any officer of the Company or any of the Subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

                  SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

                  (a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B hereto, the aggregate principal amount of Securities set forth in Schedule A hereto opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of
Section 11 hereof.

                  (b) Payment of the purchase price for, and delivery of certificates in definitive form for, the Securities shall be made at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, or at such other place as shall be agreed upon by Merrill Lynch and the Company, at 9:00 A.M. (New York City time) on June 16, 1997 (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by Merrill Lynch and the Company (such time and date of payment and delivery being herein called the "Closing Time").

                  Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to Merrill Lynch for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized Merrill Lynch, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by, the Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder. The certificates representing the Securities shall be registered in such names and in such denominations as the Initial Purchasers may request not less than two full business days in advance of Closing Time and shall be made available for examination and packaging by the Initial Purchasers in New York, New York not later than 10:00 A.M. (New York City time) on the last business day prior to the Closing Time.

                  (c) Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor").

                  SECTION 3. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

                  (a) The Company has furnished or, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Preliminary Offering Memorandum, the Final Offering Memorandum and any amendments and supplements thereto as such Initial Purchaser may reasonably request.

                  (b) The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company (from the date hereof to such completion, the "Offering Period"), any material changes in or affecting the earnings, business affairs or business prospects of the Company and the Subsidiaries which
         (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during the Offering Period any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading or if, in the opinion of the Company, its counsel, the Initial Purchasers, or counsel for the Initial Purchasers, such amendment or supplement is necessary to comply with applicable law, the Company will (subject to Section 3(c) hereof) forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in such number as the Initial Purchasers may reasonably request), at its own expense, so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading or so that the Offering Memorandum, as so amended or supplemented, shall comply with applicable law, as the case may be. The Company agrees to notify the Initial Purchasers in writing to suspend use of the Offering Memorandum as promptly as practicable after the occurrence of an event specified in clause (y) of this paragraph (b), and the Initial Purchasers hereby agree as promptly as practicable after receipt of such notice from the Company to suspend use of the Offering Memorandum until the Company has amended or supplemented the Offering Memorandum to correct such misstatement or omission or to effect such compliance.

                  (c) The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum during the Offering Period and will not effect such amendment or supplement without the prior written consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

                  (d) The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect as long as required for the resale of the Securities by the

         Initial Purchasers as contemplated herein; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

                  (e) The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. ("S&P"), and Moody's Investors Service, Inc. ("Moody's") to provide their respective credit ratings of the Securities.

                  (f) The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of DTC and to be designated as PORTAL Securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc.

                  (g) The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under the heading "Use of Proceeds."

                  (h) The Company will, so long as the Securities or Exchange Securities or Private Exchange Securities are outstanding, furnish to the Trustee on a timely basis, pursuant to the Indenture, whether or not the Company has a class of securities registered under the 1934 Act
         (i) audited year-end consolidated financial statements of the Company (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with GAAP and substantially in the form required under Regulation S-X under the 1933 Act and the information described in Item 303 of Regulation S-K under the 1933 Act with respect to such period and (ii) unaudited quarterly consolidated financial statements of the Company (including a balance sheet, income statement and statement of cash flows) prepared in accordance with GAAP and substantially in the form required by Regulation S-X under the 1933 Act and the information described in Item 303 of Regulation S-K under the 1933 Act with respect to such period and will furnish to the Initial Purchasers copies of all such reports and information, together with such other documents, reports and information as shall be furnished by the Company to the holders of the Securities or to the Trustee. In the event the Company is not subject to Section 13 or 15(d) of the 1934 Act, the Company will furnish to holders of Securities and prospective purchasers of Securities designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the 1933 Act to permit compliance with Rule 144A in connection with resales of the Securities.

                  (i) Prior to the Closing Time, the Company, will furnish on a confidential basis to the Initial Purchasers, if and promptly after they have been prepared, a copy of any unaudited interim consolidated financial statements of the Company for any period subsequent to the period covered by the most recent financial statements of the Company appearing in the Offering Memorandum which have been prepared in the ordinary course of business.

                  (j) Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions) unless, upon any such purchase, the Company or any such Affiliate shall submit such Securities to the Trustee for cancellation.

                  (k) During a period of 180 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the Securities or such other debt securities (it being understood that this paragraph (k) does not prohibit the Company from incurring indebtedness under the New Revolving Credit Facility).

                  SECTION 4.  Payment of Expenses.

                  (a) Whether or not the transactions contemplated by this Agreement are consummated, the Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and any filing of the Preliminary Offering Memorandum and the Final Offering Memorandum (including financial statements and any schedules or exhibits) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture, the Registration Rights Agreement and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Securities, the Exchange Securities and the Private Exchange Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities, the Exchange Securities and the Private Exchange Securities to the Initial Purchasers, including any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto and any Legal Investment Survey, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, the Exchange Securities and the Private Exchange Securities,
(vii) any fees payable in connection with the rating of the Securities, (viii) any fees payable to the review by the National Association of Securities Dealers, Inc. (the "NASD") in connection with the initial and continued designation of the Securities as PORTAL securities, (ix) all expenses (including travel expenses) of the Company in connection with any meetings with prospective investors in the Securities, and (x) one-half of the expenses related to the charter or use of any aircraft used in connection with any meetings with prospective investors in the Securities.

                  (b) If this Agreement is terminated by Merrill Lynch in accordance with the provisions of Section 5 hereof or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

                  SECTION 5. Conditions of Initial Purchasers' Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company or any of the

Subsidiaries delivered pursuant to the provisions hereof as of the date of this Agreement and the Closing Time, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

                  (a) At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Pepper, Hamilton & Scheetz LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, to the effect substantially set forth in Exhibit A hereto.

                  (b) At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Date, of Willkie, Farr & Gallagher, environmental counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, to the effect substantially set forth in Exhibit B hereto.

                  (c) At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Scopelitis, Garvin, Light & Hanson, regulatory counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, to the effect substantially set forth in Exhibit C hereto.

                  (d) At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Cahill Gordon & Reindel, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, with respect to the matters set forth in paragraphs (vii) through (xi), inclusive, and paragraph
(xvii) of Exhibit A hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and the Subsidiaries and certificates of public officials.

                  In addition, such counsel shall additionally state that such counsel has participated in conferences with officers and other representatives of the Company and representatives of the independent accountants for the Company at which conferences the contents of the Offering Memorandum and related matters were discussed, and although such counsel has not verified and does not pass upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum, on the basis of the foregoing (relying as to materiality to the extent such counsel deems appropriate upon the representations and opinions of officers and other representatives of the Company), no facts have come to the attention of such counsel which lead such counsel to believe that the Offering Memorandum, at the date thereof or as of the Closing Time, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no comment with respect to the financial statements, including the notes thereto, or any other financial or statistical data found in or derived from the internal accounting or other records of the Company and the Subsidiaries set forth or referred to in the Offering Memorandum).

                  (e) At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any Material Adverse Change, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

                  (f) At the time of the execution of this Agreement, the Representatives shall have received from Arthur Andersen LLP a letter dated such date, in form and substance satisfactory to the Representatives and counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial

Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

                  (g) At the Closing Time, the Representatives shall have received from Arthur Andersen LLP a letter, dated as of the Closing Time, in form and substance satisfactory to the Representatives and counsel for the Initial Purchasers, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

                  (h) At the Closing Time, the Securities shall be rated at least B2 by Moody's and B by S&P, and the Company shall have delivered to the Representatives a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred any downgrading in the rating assigned to the Securities or any of the Company's other securities by any nationally recognized securities rating agency, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other securities.

                  (i) At the Closing Time, the Securities shall have been designated for trading on PORTAL.

                  (j) The Company and the Trustee shall have entered into the Indenture.

                  (k) The Company and the Initial Purchasers shall have entered into the Registration Rights Agreement.

                  (l) The Company and CoreStates Bank, N.A. shall have entered into the New Revolving Credit Facility in form and substance reasonably satisfactory to the Representatives and counsel for the Initial Purchasers, and the Representatives shall have received an executed original thereof.

                  (m) At the Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

                  If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Merrill Lynch by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 12, 13 and 14 shall survive any such termination and remain in full force and effect.

                  SECTION 6.  Subsequent Offers and Resales of the Securities.

                  (a) Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

                     (i) Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (A) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (B) to a limited number of persons whom the offeror or seller reasonably believes to be institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the 1933 Act) ("Institutional Accredited Investors") that deliver a Transferee Letter or (C) to non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the 1933 Act.

                    (ii) The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering of the Securities.

                   (iii) In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause
         (a) above, each third party shall, in the judgment of the applicable

         Initial Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

                    (iv) Each Initial Purchaser acknowledges and will take reasonable steps to inform, and cause each of its U.S. affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred prior to
         (x) the date which is two years (or such shorter time as is permitted by Rule 144(k) under the 1933 Act or any successor provision thereunder) after the later of the date of the original issue of the Securities and the last date on which the Company or any affiliate of the Company was the owner of such Securities or any predecessor thereto or (y) such later date, if any, as may be required by applicable law, except (1) to the Company, (2) inside the United States to an Institutional Accredited Investor that is acquiring such Securities for its own account or for the account of an Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, and distribution in violation of the 1933 Act and that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements (the form of which a letter can be obtained from the Trustee), (3) for so long as such Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (4) pursuant to offers and sales to non-U.S. Persons that occur outside the United States pursuant to Regulation S under the 1933 Act, (5) pursuant to an effective registration statement under the 1933 Act or (6) pursuant to another available exemption from the registration requirements of the 1933 Act.

                     (v) No sale of the Securities to any one Subsequent Purchaser will be for less than $100,000 principal amount and no Security will be issued in a smaller principal amount. If any

         Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $100,000 principal amount of the Securities.

                    (vi) The transfer restrictions and the other provisions set forth in the Indenture, including the legend required thereby, shall apply to the Securities except as otherwise agreed by the Company and the Initial Purchasers. Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to and in compliance with the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the 1933 Act, arising from or relating to any resale or transfer of any Security occurring after such sale by the Initial Purchasers.

                   (vii) Each Initial Purchaser will deliver to each purchaser of the Securities from such Initial Purchaser, in connection with its original distribution of the Securities, a copy of the Offering Memorandum, as amended and supplemented at the date of such delivery.

                     (b) The Company covenants with each Initial Purchaser as follows:

                     (i) In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchasers, the Initial Purchasers and counsel for the Initial Purchasers shall have the right to make reasonable inquiries into the business of the Company and the Subsidiaries. The Company also agrees to provide answers to each prospective Subsequent Purchaser of Securities who so requests concerning the Company and the Subsidiaries (to the extent that such information is available or can be acquired and made available to prospective Subsequent Purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by applicable law and would not involve the disclosure of confidential information of the Company) and the terms and conditions of the offering of the Securities, as provided in the Offering Memorandum.

                    (ii) The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

                   (iii) The Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the Securities remain outstanding, it will make available, upon request, to any holder of Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to
         Section 13 or 15(d) of the 1934 Act (such information, whether made available to holders or prospective purchasers or furnished to the Commission, is herein referred to as "Additional Information").

                    (iv) Until the expiration of two years after the original issuance of the Securities, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions) unless, immediately upon any such purchase, the Company or any such Affiliate shall submit such Securities to the Trustee for cancellation.

                  (c) Each Initial Purchaser understands that the Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser represents and agrees, that, except as permitted by
Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of its distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and the Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or any other available exemption under the 1933

Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities (other than a sale of Securities pursuant to Rule 144A or to an Institutional Accredited Investor), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

         "The Securities covered hereby, have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in the above paragraph have the meanings given to them by Regulation
S.

                  Each Initial Purchaser severally represents and agrees that it has not entered and will not enter into any contractual arrangements with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.

                  SECTION 7.  Indemnification.

                  (a) The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

                  (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any

         Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

                  (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission (i) made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto) or (ii) contained in the Preliminary Offering Memorandum if the Initial Purchasers failed to send or deliver a copy of the Final Offering Memorandum (in the form it was first provided to such parties for confirmation of sales or as amended or supplemented pursuant to Section 3(b) prior to such confirmation of sales) to the person asserting such losses, claims, damages or expenses on or prior to the delivery of written confirmation of any sale of Securities covered thereby to such person in any case where such delivery is required by the Securities Act and a court of competent jurisdiction in a judgment not subject to appeal or final review shall have determined that such Final Offering Memorandum would have corrected such untrue statement or omission.

                  (b) Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 7, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use in the Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto).

                  (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

                  (d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel to which such indemnified party is entitled pursuant to Section 7(a) or (b), such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

                  SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

                  The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the

Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

                  The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section
8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

                  Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to Subsequent Purchasers were offered exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

                  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such

Initial Purchaser, and each director of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers' respective obligations to contribute pursuant to this
Section 8 are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

                  SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser or controlling person, or by or on behalf of the Company, and shall survive delivery of the Securities to the Initial Purchasers.

                  SECTION 10.  Termination of Agreement.

                  (a) Merrill Lynch may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum, any Material Adverse Change, (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of Merrill Lynch, impracticable to market the Securities or to enforce contracts for the sale of the Securities, (iii) if trading in any securities of the Company has been suspended or limited by the Commission, if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or
(iv) if a banking moratorium has been declared by either Federal or New York authorities.

                  (b) If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 12, 13 and 14 shall survive such termination and remain in full force and effect.

                  SECTION 11. Default by One or More of the Initial Purchasers. If one of the Initial Purchasers shall fail at the Closing Time to purchase the Securities which it is obligated to purchase under this Agreement (the "Defaulted Securities"), Merrill Lynch shall have the right, within 24 hours thereafter, to make arrangements for the non-defaulting Initial Purchaser, or any other Initial Purchaser, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, Merrill Lynch shall not have completed such arrangements within such 24-hour period, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchaser.

                  No action taken pursuant to this Section 11 shall relieve any defaulting Initial Purchaser from liability in respect of its default.

                  In the event of any such default which does not result in a termination of this Agreement, either Merrill Lynch or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section 11.

                  SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to Merrill Lynch at North Tower, World Financial Center, New York, New York 10281-1201, attention: High Yield Corporate Finance; and notices to the Company shall be directed to it at 102 Pickering Way, Exton, Pennsylvania 19341, attention: David Boucher, Senior Vice President and Chief Financial Officer, with a copy to Pepper, Hamilton & Scheetz LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103, attention: Barry
M. Abelson.

                  13. Information Supplied by the Initial Purchasers. The statements set forth in the last paragraph on the front cover page and in the third and fifth paragraphs and in the last sentence of the sixth paragraph under the heading "Plan of Distribution" in the Offering Memorandum (in each case, to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for use in the Offering Memorandum for the purposes of Sections 1, 7 and 8 hereof.

                  SECTION 14. Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and directors referred to in Sections 7 and 8 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

                  SECTION 15. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

                  SECTION 16. Effect of Headings. The Section headings herein are for convenience only, and shall not affect the construction hereof.

                  17. Counterparts. This Agreement may be executed in one or more counterparts and, when each party has executed a counterpart, all such counterparts taken together shall constitute one and the same agreement.

                            [Signature Pages Follow]

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

                                               Very truly yours,


                                               CHEMICAL LEAMAN CORPORATION



                                               By: /s/ David M. Boucher
                                                   -----------------------------
                                                   Name:
                                                   Title:



CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
                     INCORPORATED
SCHRODER WERTHEIM & CO. INCORPORATED

By:  MERRILL LYNCH, PIERCE, FENNER & SMITH
                     INCORPORATED

By: /s/ Lisa Craig
    ----------------------------
    Name: Lisa Craig
    Title: Vice President

For themselves and as Representatives of the Initial Purchasers named in Schedule A hereto.

                                   SCHEDULE A



                                                                     Principal
                                                                     Amount of
Name of Initial Purchaser                                           Securities
-------------------------                                           ----------
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated..........................        $ 75,000,000
Schroder Wertheim & Co. Incorporated.......................          25,000,000
                                                                   ------------

Total......................................................        $100,000,000
                                                                   ============

                                   SCHEDULE B


                           CHEMICAL LEAMAN CORPORATION
                       $100,000,000 Senior Notes Due 2005


                  1. The initial offering price of the Securities shall be 99.5% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

                  2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 96.5% of the principal amount thereof.

                  3. The interest rate on the Securities shall be 10-3/8% per annum.

                  4. The Securities will mature on June 15, 2005. Interest on the Notes will be payable semi-annually on each June 15 and December 15, commencing December 15, 1997.

                  5. The Securities will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2001, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

                                                     Redemption
Year                                                    Price
----                                                 ----------
2001............................................       105.188%
2002............................................       103.458%
2003............................................       101.729%
2004 and thereafter.............................       100.000%


                  6. On or prior to June 15, 2000, the Company may, at its option, use the net proceeds of a Public Equity Offering (as defined in the Offering Memorandum) to redeem up to 25% of the originally issued aggregate principal amount of the Securities, at a redemption price in cash equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that not less than $75 million in aggregate principal amount of Securities is outstanding following such redemption.

                                   SCHEDULE C

                                  Subsidiaries


               Subsidiary                                 State of Incorporation
               ----------                                 ----------------------
Chemical Properties, Inc.                                        Pennsylvania
Capacity Management Systems, Inc.                                Pennsylvania
Core Logistics Management, Inc.                                  Delaware
EnviroPower, Inc.                                                Delaware
Leaman Air Services, Inc.                                        Delaware
Pickering Way Funding Corp.                                      Delaware
Power Purchasing, Inc.                                           Delaware
Chemical Leaman Tank Lines, Inc.                                 Delaware
Fleet Transport Company, Inc.                                    Delaware
Quala Systems, Inc.                                              Delaware
American Transinsurance Group, Inc.                              Delaware

                                                                       Exhibit A


                FORM OF OPINION OF PEPPER, HAMILTON & SCHEETZ LLP
                           TO BE DELIVERED PURSUANT TO
                                  SECTION 5(a)


                     (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

                     (ii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Operative Documents.

                     (iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in the jurisdictions set forth on Schedule I attached to such counsel's opinion.

                     (iv) The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum in the column entitled "Actual" under the caption "Capitalization"; the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

                     (v) Each Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in the jurisdictions set forth on Schedule I attached to such counsel's opinion; all of the issued and outstanding shares of capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to the best of our knowledge, is owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

                     (vi) The Purchase Agreement has been duly authorized, executed and delivered by the Company.

                     (vii) The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                     (viii) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (ii) as the enforcement of rights to indemnification and contribution thereunder may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations.

                     (ix) The Securities are in the form contemplated by the Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditor's rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                     (x) The Exchange Securities and the Private Exchange Securities have been duly authorized by the Company and, when executed by the Company and authenticated in the manner provided for in the Indenture and delivered in exchange for the Securities in accordance with the terms of the Registration Rights Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                     (xi) The Securities, the Exchange Securities, the Indenture and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

                     (xii) The execution, delivery and performance of each of the Operative Documents and the consummation of the transactions contemplated thereby (including the issuance and sale of the Securities and the use of the proceeds therefrom as described in the Offering Memorandum under the caption "Use Of Proceeds") and compliance by the Company with its obligations thereunder will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined in Section l(a)(xvi) of the Purchase Agreement) under, or a violation of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, (i) any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to us, to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject, (ii) the charter or by-laws of the Company or any of the Subsidiaries, or (iii) any applicable law, statute, rule or regulation of the United States, the State of New York or the Commonwealth of Pennsylvania, or any judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties or assets.

                     (xiii) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required in connection with the offering, issuance or sale of the Securities, the Exchange Securities or the Private Exchange Securities, if any, the performance by the Company of its obligations under the Operative Documents or the consummation of the transactions contemplated thereby, except as may be required (A) in connection with the registration of the Exchange Securities or the Private Exchange Securities, if any, under the 1933 Act or the qualification of the Indenture under the 1939 Act pursuant to the Registration Rights Agreement or (B) pursuant to state securities or "blue sky" laws, as to which no opinion is rendered hereby.

                     (xiv) To the best of our knowledge, there is no pending or threatened action, suit, proceeding, inquiry or investigation (collectively, "Legal Proceedings"), to which the Company or any Subsidiary is a party, or to which the property of the Company or any Subsidiary is subject, before or by any court or governmental agency or body, that would be required to be described in a registration statement on Form S-1 under the 1933 Act that is not described or referred to in the Offering Memorandum or that would question the validity of any of the Operative Documents, other than any Legal Proceeding based on or arising out of an Environmental Law, as to which no opinion is rendered hereby.

                     (xv) The information in the Offering Memorandum under the headings "Business -- Regulation", "Certain U.S. Federal Income Tax Considerations" and in the second paragraph under the heading "Business -- Legal Proceedings", to the extent that it constitutes summaries of legal matters, legal proceedings or legal conclusions, fairly summarizes such matters in all material respects.

                     (xvi) All descriptions in the Offering Memorandum of contracts and other documents to which the Company or any of the Subsidiaries is a party are accurate in all material respects; to the best of our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments that would be required to be described in a registration statement on Form S-1 under the 1933 Act that are not described or referred to in the Offering Memorandum.

                     (xvii) Assuming that the representations and warranties of the Initial Purchasers in Section 2(c) of the Purchase Agreement are true, correct and complete, and assuming compliance by the Initial Purchasers with their covenants in Section 6 of the Purchase Agreement, and assuming that the representations and warranties contained in the Transferee Letters of Representation substantially in the form of Annex A to the Offering Memorandum (the "Transferee Letters") completed by Institutional Accredited Investors purchasing Securities are true and correct as of the Closing Time, and assuming compliance by such Institutional Accredited Investors with the agreements in the Transferee Letters, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act.

                     (xviii) The Company is not an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the 1940 Act.

                     (xix) Neither the consummation of the transactions contemplated hereby nor the sale, issuance, execution or delivery of the Securities, nor the application of the proceeds therefrom (if applied as described in the Offering Memorandum under the caption "Use of Proceeds"), will violate Regulation G (12 C.F.R. Part 207), T (12 C.F.R. Part 220), U (12 C.F.R.
Part 221) or X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

                  We further advise you that, because the primary purpose of our engagement was not to establish or confirm factual matters or financial or accounting matters and because of the wholly or partially non-legal character of many of the statements contained in the Offering Memorandum, we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum (except as indicated in paragraphs (xi) and (xv)), and we have not independently verified the accuracy, completeness or fairness of such statements (except as indicated in paragraphs (xi) and (xv)). Without limiting the foregoing, we further advise you that we assume no responsibility for and have not independently verified the accuracy, completeness or fairness of the financial statements and schedules and other financial data included in the Offering Memorandum and have not examined the accounting or financial records from which such financial statements, schedules and related data are derived. However, we have participated in conferences with officers and other representatives and legal counsel of the Company, representatives of the independent public accountants of the Company and representatives of the Initial Purchasers at which the contents of the Offering Memorandum were discussed. Based upon such participation and review, we advise you that no facts have come to our attention that have caused us to believe that the Offering Memorandum, on the date thereof or on the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no comment or belief with respect to the financial statements or schedules or any other financial information included in the Offering Memorandum.

                  In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                                                                       Exhibit B


                  FORM OF OPINION OF WILLKIE, FARR & GALLAGHER
                    TO BE DELIVERED PURSUANT TO SECTION 5(b)


          (i) Except as disclosed in the Offering Memorandum, there is no pending or threatened action, suit, proceeding, inquiry or investigation in which we have acted for the Company, to which the Company or any Subsidiary is a party, or to which the property of the Company or any Subsidiary is subject, before or by any court or governmental agency or body, which is based on or arising out of any Environmental Law and which would reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement).

          (ii) The information in the Offering Memorandum under the headings "Risk Factors -- Environmental Considerations", "Business -- Environmental Matters" and in the first paragraph under the heading "Business -- Legal Proceedings" to the extent that it constitutes summaries of legal matters, legal proceedings or legal conclusions in matters which we have acted for the Company, fairly summarizes such matters in all material respects.

                  Nothing has come to our attention that would lead us to believe that the Offering Memorandum (except for financial statements and schedules and other financial data included therein as to which we make no statement), at the date the Offering Memorandum was issued or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                                                                       Exhibit C


                 FORM OF OPINION OF SCOPELITIS, GARVIN, LIGHT &
                 HANSON TO BE DELIVERED PURSUANT TO SECTION 5(c)


                  Each of Chemical Leaman Tank Lines, Inc. ("CLTL") and Fleet Transport Company, Inc. ("Fleet") possess such Governmental Licenses issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (including the DOT, the Federal Highway Administration, the Surface Transportation Board and any applicable state highway and transpiration agencies), that are necessary to conduct the business now operated by it as described in the Offering Memorandum; each of CLTL and Fleet is, to our knowledge, in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; neither CLTL nor Fleet, to our knowledge, has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

                  In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                                      C-1